Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

CME GROUP INC.

of

up to 6,250,000 Shares of its Class A Common Stock

(including the Associated Preferred Stock Purchase Rights)

at a Purchase Price of $560.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 29, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

This tender offer is being made in connection with the Agreement and Plan of Merger, dated as of October 17, 2006, as amended (the “Merger Agreement”), by and among Chicago Mercantile Exchange Holdings Inc., a Delaware corporation now known as CME Group Inc. (“CME Group,” “we,” “us” or the “Company”), CBOT Holdings, Inc., a Delaware corporation (“CBOT Holdings”), and Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation (“CBOT”), whereby CBOT Holdings was merged with and into the Company. Upon the closing of the merger, which occurred on July 12, 2007, the name of the Company, the surviving corporation in the merger, was changed from Chicago Mercantile Exchange Holdings Inc. to CME Group Inc. Pursuant to the terms of the Merger Agreement, as previously announced, we agreed to undertake the tender offer described in this Offer to Purchase after the closing of the merger. See Section 2 for a description of the background and purpose of the tender offer.

In accordance with the terms of the Merger Agreement, CME Group is offering to purchase up to 6,250,000 shares of its Class A Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of November 30, 2001, as amended, between the Company and Computershare Investor Services LLC, as rights agent, at a price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “tender offer”). Unless the context otherwise requires, all references to shares shall refer to the Class A common stock of the Company and include the rights, and a tender of the shares shall constitute a tender of the rights.

On the terms and subject to the conditions of the tender offer, including the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, at a price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, we will purchase shares properly tendered and not properly withdrawn in the tender offer. All shares we acquire in the tender offer will be acquired at the same purchase price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we are seeking to purchase in the tender offer are properly tendered and not properly withdrawn. We will return shares tendered and not purchased in the tender offer at our expense promptly following the expiration of the tender offer. See Section 3 for a description of the procedures for tendering shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7 for a description of the conditions of the tender offer.

The shares are listed and traded on the New York Stock Exchange (the “NYSE”) and the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “CME.” On May 10, 2007, the last full trading day before the announcement of our agreement to undertake the tender offer, the last reported sale price of the shares was $497.95 per share. On July 31, 2007, the last full trading day before the commencement of the tender offer, the last reported sale price of the shares was $552.50 per share. We urge you to obtain current market quotations for the shares before deciding whether to tender your shares.

Our board of directors has approved the tender offer. However, none of the Company or our board of directors or the Lead Dealer Manager, the Co-Dealer Manager, the Depositary or the Information Agent for the tender offer makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. Our directors and executive officers have advised us that they do not intend to tender any shares pursuant to the tender offer. See Section 11 for a description of the interests of our directors and executive officers in the shares.

The Lead Dealer Manager for the Tender Offer is: LEHMAN BROTHERS	The Co-Dealer Manager for the Tender Offer is: WILLIAM BLAIR & COMPANY
Offer to Purchase dated August 1, 2007

IMPORTANT

If you want to tender all or a portion of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have your nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the tender offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options, you may exercise your options and tender any of the shares issued upon exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time (as defined below), you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (“D.F. King”), the Information Agent for the tender offer, to Lehman Brothers Inc. (“Lehman Brothers”), the Lead Dealer Manager for the tender offer, or to William Blair & Company, L.L.C. (“William Blair”), the Co-Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

CME Group Inc.

What is the purchase price for the shares?

We will pay $560.00, net to the seller in cash, less any applicable withholding taxes and without interest, for each share of Class A common stock, including the associated preferred stock purchase rights, we purchase pursuant to the tender offer. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer.

What is the purpose of the tender offer?

On May 11, 2007, the Company, CBOT Holdings and CBOT entered into the second amendment to the Merger Agreement, which included, among other things, an agreement that after completion of the merger, CME Group would commence and consummate a tender offer for up to 6,250,000 shares of its Class A common stock at a fixed price of $560.00 per share. On May 10, 2007, the last reported sale price of shares of the Company’s Class A common stock was $497.95.

At the time we agreed to undertake the tender offer, our rationale was that we believed the tender offer (i) represented our belief in and our commitment to CME Group’s long-term value creation opportunities; (ii) would improve our capital structure while maintaining strong credit fundamentals; and (iii) would return cash to stockholders in a manner expected to be accretive to CME Group’s stockholders. On July 31, 2007, the last full trading day before commencement of the tender offer, the last reported sale price of our Class A common stock was $552.50 per share.

In determining the number of shares to purchase in the tender offer and the purchase price, our board of directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, resources and prospects, the then current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The board of directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the merger.

Based on this review, our board of directors determined that the tender offer would be a prudent and an effective way to provide value to our stockholders. In particular, our board of directors determined that the fixed price tender offer set forth in this Offer to Purchase would represent a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer would also afford stockholders the option not to participate. In addition, our board of directors determined that the tender offer would provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

See Section 10, “Certain Information Concerning Us” for additional information regarding the merger.

What will be the form of payment of the purchase price?

If your shares are purchased in the tender offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the purchase price promptly after the expiration of the tender offer period. See Section 1, “Number of Shares; Proration—General” for additional information.

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How many shares will CME Group purchase?

We are offering to purchase up to 6,250,000 shares of our Class A common stock in the tender offer, or such lesser number of shares as are properly tendered and not properly withdrawn. The 6,250,000 shares represent approximately 11.4% of our outstanding Class A common stock as of July 25, 2007. If more than 6,250,000 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 7, “Conditions of the Tender Offer” for additional information.

We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration—General” for additional information.

If I hold a fractional share of CME Group Class A common stock that was issued in the merger, may I tender that fractional share in the tender offer?

Yes, you may tender the fractional share in the tender offer. If, in the aggregate, less than 6,250,000 shares are tendered in the tender offer, we will purchase your properly tendered fractional share pursuant to the terms and subject to the conditions of the tender offer. However, if the tender offer is over-subscribed and your tendered shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional share.

What are the “associated preferred stock purchase rights”?

Each time we issue a share of our Class A common stock, we issue to the holder of the share one preferred stock purchase right pursuant to the Rights Agreement, dated as of November 30, 2001, as amended, between the Company and Computershare Investor Services LLC, as rights agent. These associated preferred stock purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares (or by book-entry shares) of our Class A common stock, and they automatically trade with the associated Class A common stock of the Company. Unless the context otherwise requires, all references to shares of our Class A common stock refer to the Company’s Class A Common Stock, par value $0.01 per share, and include the rights.

How will CME Group pay for the shares?

We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from issuances of commercial paper or borrowings under our credit facility and cash on hand. See Section 9, “Source and Amount of Funds” for additional information.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, August 29, 2007, at 5:00 P.M., New York City time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3, “Procedures for Tendering Shares” for additional information.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We may choose to extend the tender offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can also amend the tender offer in our sole discretion or terminate the tender offer under certain circumstances. See Section 7, “Conditions of the Tender Offer” and Section 14, “Extension of the Tender Offer; Termination; Amendment” for additional information.

How will I be notified if CME Group extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 A.M., New York City time, on the business day after the previously scheduled expiration time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14, “Extension of the Tender Offer; Termination; Amendment” for additional information.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•

there must not have been any legal action or proceeding that has been threatened, instituted or pending that challenges or relates to the tender offer or that could, in our reasonable judgment, materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to 6,250,000 shares in the tender offer;

•

there must not have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us that, in our reasonable judgment, would or is reasonably likely to prohibit or materially restrict or delay completion of the tender offer or materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impair the contemplated future conduct of our business;

•	there must not have been

•

any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States;

•	any commencement or escalation of a war, armed hostilities or other international or national calamity involving the United States, including an act of terrorism;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse affect on our business, condition (financial or otherwise), income, operations or prospects; or

•	a material acceleration or worsening of any of the foregoing that existed at the time of the commencement of the tender offer; and

•	we must not have determined that the consummation of the tender offer and the purchase of the shares is reasonably likely to

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from the NYSE or Nasdaq or to be eligible for deregistration under the Exchange Act.

See Section 7, “Conditions of the Tender Offer” for additional information regarding the conditions of the tender offer.

How do I tender my shares?

If you want to tender all or a portion of your shares, you must do one of the following by 5:00 P.M., New York City time, on Wednesday, August 29, 2007, or any later time and date to which the tender offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal, according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the tender offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificate for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent, Lead Dealer Manager or the Co-Dealer Manager for assistance. The contact information for the Information Agent, the Lead Dealer Manager and the Co-Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal for additional information.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options to purchase shares of CME Group Class A common stock, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with this tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. If you execute a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. We urge you to discuss this Offer to Purchase with your tax advisor or broker.

Can I tender CBOT Holdings Class A common stock certificates?

Tenders of CBOT Holdings Class A common stock certificates will not be accepted in the tender offer. Persons who hold CBOT Holdings Class A common stock certificates that are eligible to be exchanged for merger consideration (including shares of the Company’s Class A common stock) pursuant to the Merger Agreement may submit such certificates to Computershare Trust Company, N.A., as exchange agent under the Merger Agreement, to be exchanged for merger consideration. Any shares of the Company’s Class A common stock received as part of such merger consideration pursuant to the Merger Agreement may then be tendered in the tender offer in accordance with the terms of the tender offer. Letters of transmittal for use in submitting shares of CBOT Holdings Class A common stock to the exchange agent under the Merger Agreement were mailed to record holders of CBOT Holdings Class A common stock promptly after the effective time of the merger, which occurred on July 12, 2007. Additional copies of the letter of transmittal for use in submitting shares of CBOT Holdings Class A common stock to the exchange agent under the Merger Agreement may be obtained by contacting Computershare Trust Company, N.A. at 800-245-7630 (from within the United States, Canada and Puerto Rico) or 312-360-5491 (outside the United States, Canada and Puerto Rico).

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time at or prior to the expiration of the tender offer, which will occur at 5:00 P.M., New York City time, on Wednesday, August 29, 2007, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on September 26, 2007. See Section 4, “Withdrawal Rights” for additional information.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4, “Withdrawal Rights” for additional information.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all holders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

•

second, subject to the conditional tender provisions described in Section 6, “Conditional Tender of Shares,” on a pro rata basis from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

•

third, only if necessary to permit us to purchase up to 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6, “Conditional Tender of Shares.”

Therefore, because of the “odd lot” priority, proration and conditional tender provisions, we may not purchase all of the shares that you tender.

Has CME Group or its Board of Directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, none of the Company, our board of directors, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will CME Group’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers have advised us that they do not intend to tender any shares pursuant to the tender offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding Class A common stock following the consummation of the tender offer.

When and how will CME Group pay for the shares I tender?

We will pay the purchase price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5, “Purchase of Shares and Payment of Purchase Price” for additional information.

What is a recent market price for the shares?

On May 10, 2007, the last full trading day before announcement of our agreement to undertake the tender offer, the last reported sale price per share on the NYSE was $497.95 per share. On July 31, 2007, the last full

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trading day before the commencement of our agreement to undertake the tender offer, the last reported sale price per share on the NYSE was $552.50 per share. We urge you to obtain current market quotations for the shares. See Section 8, “Price Range of Shares; Dividends” for additional information.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are the holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5, “Purchase of Shares and Payment of Purchase Price” for additional information.

Does CME Group intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

The rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prohibit us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the expiration date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of this tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

If you are a former CBOT Holdings stockholder who received CME Group Class A common stock in the merger, although there is no authority directly on point, we believe that if you tender that CME Group Class A common stock for cash in the tender offer, you should be viewed as exchanging in the merger CBOT Holdings Class A common stock for (1) cash received in the tender offer and (2) any CME Group Class A common stock received in the merger that is not surrendered in the tender offer. However, it is possible that the Internal Revenue Service could assert that any such cash received in the tender offer should not be treated as merger consideration. Former holders of CBOT Holdings Class A common stock should consult with their own tax advisors as to the U.S. federal, state, local and foreign tax consequences of the merger and the tender offer in their particular circumstances.

See Section 13, “Certain U.S. Federal Income Tax Consequences” for additional information.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5, “Purchase of Shares and Payment of Purchase Price” for additional information.

Whom can I talk to if I have questions?

The Information Agent, the Lead Dealer Manager and the Co-Dealer Manager can help answer your questions. The Information Agent is D.F. King, the Lead Dealer Manager is Lehman Brothers and the Co-Dealer Manager is William Blair. Their contact information is set forth on the back cover page of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of CME Group. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of CME Group to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in the filings of each of CME Group and CBOT Holdings that are incorporated herein by reference, as well as the following:

•	our ability to realize the anticipated benefits from our merger with CBOT Holdings and successfully integrate the businesses;

•	increasing foreign and domestic competition, including increased competition from new entrants into our markets and consolidation of existing entities;

•	our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to continue to generate revenues from our processing services provided to third parties;

•	our ability to maintain existing customers and attract new ones;

•	our ability to expand and offer our products in foreign jurisdictions;

•	changes in domestic and foreign regulations;

•	changes in government policy, including policies relating to common or directed clearing;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading;

•

changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of our clearing members;

•	changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets;

•	economic, political and market conditions;

•	our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax on futures and options on futures transactions; and

•	the seasonality of the futures business.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, CME Group undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to CME Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

INTRODUCTION

To the Holders of our Class A Common Stock:

We invite our stockholders to tender shares of our Class A Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 6,250,000 shares at a price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The tender offer will expire at 5:00 P.M., New York City time, on August 29, 2007, unless extended (such date and time, as the same may be extended, the “Expiration Time”). We may, in our sole discretion, extend the period of time during which the tender offer will remain open.

All shares acquired in the tender offer will be acquired at the same purchase price. Upon the terms and subject to the conditions of the Offer to Purchase, including the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration” for additional information.

The tender offer is being made in connection with the Merger Agreement among the Company, CBOT Holdings and CBOT, whereby CBOT Holdings was merged with and into the Company. Upon the closing of the merger, which occurred on July 12, 2007, the name of the Company, the surviving corporation in the merger, was changed from Chicago Mercantile Exchange Holdings Inc. to CME Group Inc. Pursuant to the terms of the Merger Agreement, as previously announced, we agreed to undertake the tender offer after the closing of the merger.

On May 11, 2007, the Company, CBOT Holdings and CBOT entered into the second amendment to the Merger Agreement, which included, among other things, an agreement that, after completion of the merger, the Company would commence and consummate a tender offer for up to 6,250,000 shares of its Class A common stock at a fixed price of $560.00 per share. On May 10, 2007, the last reported sale price of shares of the Company’s Class A common stock was $497.95. See Section 2, “Purpose of the Tender Offer; Certain Effects of the Tender Offer” for a description of the background and purpose of the tender offer. See Item 10, “Certain Information Concerning Us” for additional information regarding the merger.

Former CBOT Holdings stockholders may tender the fractional share of CME Group Class A common stock they received in the merger. If, in the aggregate, less than 6,250,000 shares are tendered in the tender offer, we will purchase your properly tendered fractional share pursuant to the terms and subject to the conditions of the tender offer. However, if the tender offer is over-subscribed and your tendered shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional share.

Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7, “Conditions of the Tender Offer.”

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE CO-DEALER

MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2, “PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER.” OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 11, “INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.”

Upon the terms and subject to the conditions of the tender offer, if more than 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase properly tendered shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares and do not properly withdraw them by the Expiration Time;

•	second, on a pro rata basis from all other stockholders who properly tender shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, because of the “odd lot” priority, proration and conditional tender provisions, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, “Number of Shares; Proration,” Section 5, “Purchase of Shares and Payment of Purchase Price” and Section 6, “Conditional Tender of Shares,” respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary an IRS Form W-9, a copy of which is provided with the Letter of Transmittal (or such other IRS form as may be applicable), may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3, “Procedures for Tendering Shares” and Section 13, “Certain U.S. Federal Income Tax Consequences.”

Holders of outstanding vested but unexercised options to purchase shares of CME Group Class A common stock may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with this tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you. An exercise of an option cannot be revoked even if shares received upon exercise thereof tendered in the tender offer are not purchased in the tender offer for any reason. If you execute a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. We urge you to discuss this Offer to Purchase with your tax advisor or broker.

As of July 25, 2007, we had issued and outstanding 54,763,959 shares. The 6,250,000 shares that we are offering to purchase represent approximately 11.4% of the shares then outstanding. The shares are listed and traded on the NYSE and Nasdaq. On May 10, 2007, the last full trading day before the announcement of our agreement to undertake the tender offer, the last reported sale price of the shares was $497.95 per share. On July 31, 2007, the last full trading day before the commencement of the tender offer, the last reported sale price of the shares was $552.50 per share. See Section 8, “Price Range of Shares; Dividends.” We urge you to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we are offering to purchase up to 6,250,000 shares of our Class A common stock, including the associated preferred stock purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 by the Expiration Time, at a price of $560.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

If the tender offer is over-subscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

If we

•	increase or decrease the price to be paid per share,

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7, “CONDITIONS OF THE TENDER OFFER.”

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn by the Expiration Time is less than or equal to 6,250,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn at or prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender all shares owned beneficially or of record (partial tenders will not qualify for this preference);

and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis, subject to appropriate adjustment to avoid purchases of fractional shares; and

•

third, only if necessary to permit us to purchase 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lots holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of the stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until five to seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Stockholders may obtain preliminary proration information from the Information Agent, the Lead Dealer Manager or the Co-Dealer Manager and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.

On May 11, 2007, the Company, CBOT Holdings and CBOT entered into the second amendment to the Merger Agreement, which included, among other things, an agreement that after completion of the merger, the

Company would commence and consummate a tender offer for up to 6,250,000 shares of its Class A common stock at a fixed price of $560.00 per share. On May 10, 2007, the last reported sale price of shares of the Company’s Class A common stock was $497.95.

At the time we committed to undertake the tender offer, our rationale was that we believed the cash tender offer: (i) represented our belief in and our commitment to CME Group’s long-term value creation opportunities; (ii) would improve our capital structure while maintaining strong credit fundamentals; and (iii) would return cash to stockholders in a manner expected to be accretive to CME Group’s stockholders. On July 31, 2007, the last full trading day before commencement of the tender offer, the last reported sale price of our Class A common stock was $552.50 per share.

In determining the number of shares to purchase in the tender offer and the purchase price, our board of directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, resources and prospects, the then current market prices of our shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the tender offer to our stockholders. The board of directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the merger.

Based on this review, our board of directors has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. In particular, our board of directors determined that the fixed price tender offer set forth in this Offer to Purchase represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate. In addition, our board of directors determined that the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

See Section 10, “Certain Information Concerning Us” for additional information regarding the merger.

Our board of directors has approved the tender offer. However, none of the Company, our board of directors, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they do not intend to tender any shares pursuant to the tender offer. See Section 11, “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Certain Effects of the Tender Offer. The tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. As of July 25, 2007, we had issued and outstanding 54,763,959 shares. The 6,250,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 11.4% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE, Nasdaq or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

Based on the published guidelines of the NYSE and Nasdaq and the conditions of the tender offer, our purchase of 6,250,000 shares pursuant to the tender offer will not result in delisting of the remaining shares on the NYSE or Nasdaq. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the U.S. Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or Nasdaq or eligible for deregistration under the Exchange Act.

Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE or Nasdaq. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Time.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from issuances of commercial paper or borrowings under our credit facility and cash on hand. Assuming the tender offer is fully subscribed, we currently estimate that we will issue commercial paper or borrow under our credit facility to finance the purchase of the tendered shares in an amount of up to $3.0 billion.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE or Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate. In addition, we continue to evaluate and consider a wide array of potential strategic transactions, including business combinations and acquisitions of businesses, technologies, services, products and other assets.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares, or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received at or prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “book-entry confirmation.” The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (any such financial institution, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution; and

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Time; and

•

the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be transmitted by overnight courier, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Holders of Employee Stock Options. If you hold vested but unexercised options to purchase shares of CME Group Class A common stock, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with this tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason. If you execute a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. We urge you to discuss this Offer to Purchase with your tax advisor or broker.

Holders of CBOT Holdings Class A Common Stock Certificates. Tenders of CBOT Holdings Class A common stock certificates will not be accepted in the tender offer. Persons who hold CBOT Holdings Class A common stock certificates that are eligible to be exchanged for merger consideration (including shares of the Company’s Class A common stock) pursuant to the Merger Agreement may submit such certificates to Computershare Trust Company, N.A., as exchange agent under the Merger Agreement, to be exchanged for merger consideration. Any shares of the Company’s Class A common stock received as part of such merger consideration pursuant to the Merger Agreement may then be tendered in the tender offer in accordance with the terms of the tender offer. Letters of transmittal for use in submitting shares of CBOT Holdings Class A common stock to the exchange agent under the Merger Agreement were mailed to record holders of CBOT Holdings Class A common stock promptly after the effective time of the merger, which occurred on July 12, 2007. Additional copies of the letter of transmittal for use in submitting shares of CBOT Holdings Class A common stock to the exchange agent under the Merger Agreement may be obtained by contacting Computershare Trust Company, N.A. at 800-245-7630 (from within the United States, Canada and Puerto Rico) or 312-360-5491 (from outside the United States, Canada and Puerto Rico).

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service (“IRS”), unless the stockholder or other payee provides his or her taxpayer identification number (generally the stockholder’s employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder, and in the case of certain entities, the direct or indirect owner of such entity, should complete and sign an IRS Form W-9, a copy of which is provided with the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statement can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 (OR OTHER APPLICABLE IRS FORM) PROVIDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, (iii) an estate that is subject to U.S. federal income tax regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13, or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Such statement can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed statement claiming such exemption. Such statement can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, (2) the tender of shares complies with Rule 14e-4 and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares, and our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn by the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at 312-360-5104 for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time at or prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on September 26, 2007, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 3 at any time at or prior to the Expiration Time.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of the Company, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will accept for payment and pay for, and thereby purchase, up to 6,250,000 shares properly tendered and not properly withdrawn by the Expiration Time.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7, “Conditions of the Tender Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY AN IRS FORM W-9, A COPY OF WHICH IS PROVIDED WITH THE LETTER OF TRANSMITTAL, MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered by the Expiration Time will be subject to proration, as described in Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his or her own financial or tax advisors.

After the Expiration Time, if more than 6,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 6,250,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after August 1, 2007 (or such earlier date as may be specified in the relevant condition) and at or before the Expiration Time any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 6,250,000 shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) materially delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

(4) we determine that the consummation of the tender offer and the purchase of the shares is reasonably likely to (i) cause the shares to be held of record by less than 300 persons or (ii) cause the shares to be delisted from the NYSE or Nasdaq or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion at or before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions of the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14, “Extension of the Tender Offer; Termination; Amendment.” Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE and Nasdaq under the trading symbol “CME.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE, and dividends paid per share.

	CME Group* Common Stock
	Market Price
	High	Low	Dividends
2005
First Quarter	$229.50	$183.50	$0.46
Second Quarter	307.75	163.80	0.46
Third Quarter	340.00	264.13	0.46
Fourth Quarter	396.90	287.05	0.46
2006
First Quarter	$457.50	$354.51	$0.63
Second Quarter	503.94	417.90	0.63
Third Quarter	508.78	425.79	0.63
Fourth Quarter	557.97	464.70	0.63
2007
First Quarter	$596.30	$510.00	$0.86
Second Quarter	565.00	497.00	0.86
Third Quarter (through July 31, 2007)	599.99	522.60	—

*	Prior to the July 12, 2007 effective date of the merger of CBOT Holdings with and into the Company, CME Group was known as “Chicago Mercantile Exchange Holdings Inc.”

On May 10, 2007, the last full trading day before the announcement of our agreement to undertake the tender offer, the last reported sale price of the shares was $497.95 per share. On July 31, 2007, the last full trading day before the commencement of the tender offer, the last reported sale price of the shares was $552.50 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

9. Source and Amount of Funds.

Assuming we purchase 6,250,000 shares pursuant to the tender offer at the fixed price of $560.00 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $3.5 billion. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from issuances of commercial paper under the commercial paper facility described below or borrowings under the revolving loan facility described below and cash on hand.

We intend to enter into a commercial paper facility (the “Commercial Paper Facility”) for the issuance of unsecured commercial paper notes (the “Notes”) in an aggregate amount not to exceed $3.0 billion outstanding at any time. We expect that Lehman Brothers Inc. will act as a dealer for the Commercial Paper Facility. We intend to use proceeds of the Notes to fund the tender offer and fees and expenses relating to the tender offer and our merger with CBOT Holdings, and a portion of such proceeds may be used for other general corporate purposes.

The Commercial Paper Facility contains customary representations, warranties, covenants and indemnification provisions. The maturities of the Notes may vary, but may not exceed 397 days from the date of issue. The Notes may be sold at a discount from par or, alternatively, may be sold at par and bear interest at rates that will vary based on market conditions at the time of the issuance of the Notes. The rates of interest will depend in part upon whether the applicable Notes will bear a fixed or floating rate. Each of the Notes issued under the Commercial Paper Facility will contain specified events of default with respect to such Note, including non-payment of principal or interest thereon and bankruptcy and insolvency events.

We have entered into a 364-day revolving loan facility, dated as of July 27, 2007, with certain financial institutions and other persons party thereto as lenders and Lehman Commercial Paper Inc., as agent for such lenders (the “Bridge Credit Facility”), which provides for revolving loans of up to $3.0 billion and is a backstop to the Commercial Paper Facility. Proceeds of loans under the Bridge Credit Facility can be used (1) to fund the tender offer, (2) to pay fees and expenses relating to the tender offer and our merger with CBOT Holdings and (3) in an amount not in excess of $300 million, for general corporate purposes. While we currently intend to fund the tender offer and the related fees and expenses entirely with the proceeds of the issuance of the Notes under the Commercial Paper Facility, together with cash on hand, the entire $3.0 billion under the Bridge Credit Facility can be borrowed to fund the tender offer.

The Bridge Credit Facility is voluntarily prepayable from time to time without premium or penalty and is mandatorily prepayable with the net cash proceeds of issuances of equity securities or indebtedness by us or our subsidiaries, with certain exceptions (including an exclusion of the first $25.0 million of net cash proceeds from such debt issuances). A copy of the credit agreement for the Bridge Credit Facility is included as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with the tender offer.

The availability of loans under the Bridge Credit Facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein. In addition, the Company’s ability to make an initial borrowing under the Bridge Credit Facility is subject to the lenders under the Bridge Credit Facility having received satisfactory pro forma financial statements and the Company having used commercially reasonable best efforts to place the Notes under the Commercial Paper Facility in the market to fund the tender offer. Finally, the Company’s ability to make any borrowing (other than borrowings made for commercial paper support) under the Bridge Credit Facility is subject to Lehman Commercial Paper Inc.’s receipt of confirmation that the Company’s senior unsecured non-credit-enhanced indebtedness is at the time of such borrowing at least A-2 or better by Standard & Poor’s Ratings Group (“S&P”) and at least P-2 or better by Moody’s Investor Service, Inc. (“Moody’s”), and neither S&P nor Moody’s shall have announced that it has any short-term rating of A-2 or P-2 under surveillance or review, with possible negative implications. We expect the Bridge Credit Facility to be available to finance the purchase of shares in the tender offer. In the event we were unable to draw on the Bridge Credit Facility, we believe we could obtain other financing on commercially reasonable terms.

The Bridge Credit Facility includes representations and warranties, covenants and events of default, including requirements that we maintain a Consolidated Net Worth (as defined in the Bridge Credit Facility) of greater than or equal to 50% of Consolidated Net Worth as of March 31, 2007, determined on a pro forma basis to give effect to our merger with CBOT Holdings and assuming the maximum number of shares have been tendered pursuant to the tender offer, as well as customary limitations on liens, subsidiary indebtedness, consolidations, mergers and sales of all or substantially all of our consolidated assets (other than margin stock) or more than 50% of the voting stock of Chicago Mercantile Exchange Inc. (“CME”) or CBOT (each of which is a wholly-owned subsidiary of the Company).

Interest on loans under the Bridge Credit Facility will be payable at per annum rates equal, at our election, to (i) the Eurodollar Rate (as defined in the Bridge Credit Facility) plus 0.13% per annum or (ii) the Base Rate (as defined in the Bridge Credit Facility).

In respect of the Bridge Credit Facility, we also will pay a facility fee to each Lender at a per annum rate equal to 0.02% per annum on the daily Commitment (as defined in the Bridge Credit Facility) of such Lender (whether used or unused).

We expect to repay indebtedness incurred as a result of the tender offer through cash flow from operations or future borrowings.

10. Certain Information Concerning Us.

General.

CME Group is a combined entity formed by the merger of Chicago Mercantile Exchange Holdings Inc. and CBOT Holdings, the parent company of CBOT. On July 12, 2007, we completed the merger of CBOT Holdings with and into us, pursuant to the agreement and plan of merger that we entered into with CBOT Holdings and CBOT on October 17, 2006, as amended, under which CBOT Holdings stockholders received 0.3750 shares of Class A Common Stock, par value $0.01 per share, of CME Group for each share of CBOT Holdings Class A Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger.

CME Group brings more than 250 years of exchange expertise to the global marketplace, and is the largest and most diverse financial exchange in the world for trading futures and options on futures contracts. The combined volume of CME and CBOT in 2006 exceeded 2.1 billion contracts.

Futures and options on futures provide a way to protect against – and potentially profit from – price changes in financial instruments and physical commodities. Futures contracts are legally binding agreements to buy or sell something in the future, such as livestock or foreign currency.

CME Group serves the risk-management needs of customers around the globe, offering the widest range of benchmark products available on any derivatives exchange and providing access to all major asset classes. Specifically, CME Group offers futures and options based on interest rates, equity indexes, foreign exchange, commodities and alternative investment products such as weather and real estate. Additionally, as a result of its trade-matching services agreement with the New York Mercantile Exchange Inc., CME Group offers access to energy products on the CME Globex electronic trading platform. CME Group is dedicated to ongoing innovation and unsurpassed customer service.

CME Group operates its own clearing house, CME Clearing, that clears, settles and guarantees the performance of all transactions matched through its execution facilities. CME Clearing began providing clearing services to CBOT in 2003. In 2006, CME Clearing cleared an average of 8.6 million contracts daily and 2.1 billion contracts overall.

CME Group’s principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 930-1000.

Additional Information About Us.

We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

CME Group SEC Filings	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2006
Quarterly Report on Form 10-Q Current Reports on Form 8-K

Quarter ended March 31, 2007

Filed on January 24, 2007, April 30, 2007, May 11, 2007, June 11, 2007, June 14, 2007, June 18, 2007, June 20, 2007, June 29, 2007, July 6, 2007, July 9, 2007 and July 17, 2007 (other than the portions of those documents not deemed to be filed)

CBOT Holdings SEC Filings	Period or Filing Date
Annual Report on Form 10-K	Year ended December 31,2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed on January 8, 2007, January 22, 2007, February 8, 2007, March 16, 2007, March 21, 2007, May 11, 2007, June 28, 2007, July 5, 2007 and July 6, 2007 (other than the portions of those documents not deemed to be filed)

We incorporate by reference into this Offer to Purchase the documents listed above. Additionally, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase by filing an amendment to the Tender Offer Statement on Schedule TO for such purpose. Nothing in this Offer to Purchase shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of Form 8-K.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this document from us or from the SEC’s web site described above. You can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase from us, without charge, by requesting them in writing or by telephone from us at Investor Relations, CME Group Inc, 20 South Wacker Drive, Chicago, Illinois 60606, (312) 930-1000. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of July 25, 2007, we had 54,763,959 issued and outstanding shares of Class A common stock. The 6,250,000 shares we are offering to purchase pursuant to the tender offer represent approximately 11.4% of the shares outstanding as of July 25, 2007. As of July 25, 2007, our directors and executive officers as a group (40 persons) beneficially owned an aggregate of 451,518.00 shares of our Class A common stock, representing approximately 0.8% of our outstanding shares of Class A common stock. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. Our directors and executive officers have advised us that they do not intend to tender any shares pursuant to the tender offer. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the tender offer.

The following table shows, as of July 25, 2007, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 6,250,000 shares in the tender offer and that no director or executive officer tenders any shares pursuant to the tender offer, then, after giving effect to the tender offer, our directors and executive officers as a group would have beneficially owned approximately 0.9% of the outstanding shares as of such date.

Name(1)(2)	Position	Number of Shares Beneficially Owned		Percentage of Class	Percentage of Class After Giving Effect to Tender Offer(3)
Terrence A. Duffy	Executive Chairman of the Board and Director	5,380.000		*	*
Craig S. Donohue	Chief Executive Officer and Director	90,565.000	(4)	*	*
Charles P. Carey	Vice Chairman of the Board and Director	12,767.625		*	*
Mark E. Cermak	Director	10,567.875		*	*
Dennis H. Chookaszian	Director	400.000		*	*
Jackie M. Clegg	Director	503.625		*	*
Robert F. Corvino	Director	10,549.125		*	*
James A. Donaldson	Director	10,549.125		*	*
Martin J. Gepsman	Director	7,714.000		*	*
Larry G. Gerdes	Director	503.625		*	*
Daniel R. Glickman	Director	889.000		*	*
Elizabeth Harrington	Director	400.000		*	*
Bruce F. Johnson	Director	19,789.000		*	*
Gary M. Katler	Director	260.000		*	*
Patrick B. Lynch	Director	1,475.000		*	*
Leo Melamed	Director	3,300.000		*	*
William P. Miller II	Director	500.000		*	*
Joseph Niciforo	Director	10,427.625		*	*
C.C. Odom, II	Director	10,549.125		*	*
James E. Oliff	Director	5,448.000		*	*
John L. Pietrzak	Director	20,679.375		*	*
Alex J. Pollock	Director	834.000		*	*
William G. Salatich, Jr.	Director	10,872.000		*	*
John F. Sandner	Director	30,300.000		*	*
Terry L. Savage	Director	900.000		*	*
Myron S. Scholes	Director	400.000		*	*
William R. Shepard	Director	29,837.000		*	*
Howard J. Siegel	Director	29,581.000		*	*
Christopher Stewart	Director	175.875		*	*
David J. Wescott	Director	12,591.000		*	*
Phupinder S. Gill	President	40,541.000	(5)	*	*
Kathleen M. Cronin	Managing Director, General Counsel and Corporate Secretary	4,541.000	(6)	*	*
John P. Davidson III	Managing Director, Chief Corporate Development Officer	2,220.000	(7)	*	*
Bryan T. Durkin	Managing Director, Chief Operating Officer	4,875.000	(8)	*	*
Eileen Beth Keeve	Managing Director, Organizational Development	6,224.000	(9)	*	*
James R. Krause	Managing Director, Chief Information Officer	3,378.000	(10)	*	*
James E. Parisi	Managing Director, Chief Financial Officer	7,639.000	(11)	*	*
Richard H. Redding	Managing Director, Products and Services	13,451.000	(12)	*	*
Kimberly S. Taylor	Managing Director, President, CME Clearing	22,533.000	(13)	*	*
Nancy W. Goble	Managing Director, Chief Accounting Officer	7,408.000	(14)	*	*
Directors and executive officers as a group (40 persons)		451,518.000		*	*

*	Less than 1%.
(1)	The business address for all persons listed in the table is CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606.
(2)	During the past five years, none of our directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. Gill is a citizen of the Republic of Singapore. Each of our other directors and executive officers is a U.S. citizen.
(3)	Assumes we purchase 6,250,000 shares in the tender offer and that no director or executive officer tenders any shares pursuant to the tender offer.
(4)	Includes 81,065 shares issuable pursuant to options that may be exercised within 60 days.
(5)	Includes 32,681 shares issuable pursuant to options that may be exercised within 60 days.
(6)	Includes 2,608 shares issuable pursuant to options that may be exercised within 60 days.
(7)	Includes 570 shares issuable pursuant to options that may be exercised within 60 days.
(8)	Includes 4,875 shares issuable pursuant to options that may be exercised within 60 days.
(9)	Includes 4,489 shares issuable pursuant to options that may be exercised within 60 days.
(10)	Includes 543 shares issuable pursuant to options that may be exercised within 60 days.
(11)	Includes 5,699 shares issuable pursuant to options that may be exercised within 60 days.
(12)	Includes 6,286 shares issuable pursuant to options that may be exercised within 60 days.
(13)	Includes 15,916 shares issuable pursuant to options that may be exercised within 60 days.
(14)	Includes 6,717 shares issuable pursuant to options that may be exercised within 60 days.

As of July 25, 2007, the Company owned 37.5 shares, or less than 1%, of its Class A common stock.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to August 1, 2007, except for the following:

(1)	the transactions described in Annex A to this Offer to Purchase; and

(2)	the Company and all directors and executive officers who owned shares of CBOT Holdings Class A common stock as of the date of the merger of CBOT Holdings with and into the Company received shares of CME Group Class A common stock at a ratio of 0.3750 shares of CME Group Class A common stock for each share of CBOT Holdings Class A common stock held at the effective time of the merger on July 12, 2007.

10b5-1 Plans. In accordance with CME Group’s stock trading policy, Ms. Cronin, Mr. Gill, Mr. Redding and Ms. Taylor previously established written sales plans or arrangements as permitted under Rule 10b5-1 under the Exchange Act. These individuals and other executive officers and members of our board of directors may enter into new written sales plans or arrangements as permitted under Rule 10b5-1 from time to time.

Equity Compensation Plans. The Company currently has the following equity compensation plans: the Amended and Restated Omnibus Stock Plan (the “Omnibus Stock Plan”), the Employee Stock Purchase Plan (the “ESPP”), the 2005 Director Stock Plan (the “DSP”) and the CBOT Holdings 2005 Long-Term Equity Incentive Plan (the “CBOT Plan”).

The Omnibus Stock Plan, administered by the compensation committee of the Company’s board of directors, permits stock-based awards, including stock options, stock appreciation rights, stock awards and performance share awards, to be made to employees of CME Group and its subsidiaries. A total of 4,045,975 shares of the Company’s Class A common stock have been reserved for awards under the Omnibus Stock Plan. As of June 30, 2007, awards totaling 3,212,132 shares have been granted and are outstanding or have been exercised under the Omnibus Stock Plan.

Under the ESPP, eligible employees may purchase shares of the Company’s Class A common stock at 90% of the market value of the shares using after-tax payroll deductions. A total of 40,000 Class A shares have been reserved for issuance under the ESPP, of which 4,410 shares had been purchased through June 30, 2007.

Under the DSP, equity awards are made to our non-executive directors as part of their annual compensation for their service on our board of directors. A total of 25,000 Class A shares have been reserved for issuance under the DSP, and 8,342 shares had been awarded through June 30, 2007.

The CBOT Plan provides for stock-based awards to directors, officers and other key employees or individuals at the discretion of the compensation committee of the Company’s board of directors. Grants authorized under the CBOT Plan include restricted stock, stock options, stock appreciation rights and performance awards. The Company assumed the CBOT Plan from CBOT Holdings in connection with the merger of CBOT Holdings with and into the Company on July 12, 2007. Giving effect to the exchange ratio of 0.375 in the merger, a total of 450,000 shares of the Company’s Class A common stock have been reserved for awards under the CBOT Plan, and, as of June 30, 2007, 132,043 shares of the Company’s Class A common stock were subject to outstanding awards.

Merger Agreement. The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of October 17, 2006, as amended, by and among the Company, CBOT Holdings and CBOT. Pursuant to the Merger Agreement, CBOT Holdings merged with and into the Company effective July 12, 2007. The Merger Agreement requires that the Company, as promptly as practicable after the effective time of the merger, commence and consummate a tender offer for 6,250,000 shares of the Company’s Class A common stock (or such lesser number of shares that are tendered in such tender offer) at a fixed cash price of $560.00 per share. Pursuant to the Merger Agreement, the Company’s bylaws were amended to provide that (1) until the consummation of the tender offer, there shall be a committee of the Company’s board of directors comprised of CBOT Directors (as defined in the bylaws) (the “Tender Offer Committee”) and (2) the Tender Offer Committee does not have authority to take any action on behalf of the Company unless the Company shall not have (a) commenced the tender offer required by the Merger Agreement on the terms set forth in the Merger Agreement within 30 business days after the effective time of the merger or (b) consummated such tender offer within 90 days after the effective time of the merger, in either of which events the sole authority of the Tender Offer Committee is to cause the Company to commence and consummate such tender offer.

Arrangements With Our Clearing Firms. In order to ensure performance by member firms that have the status of clearing firms at CME and/or CBOT, we establish and monitor financial requirements for those clearing firms. Among other requirements, CME/CBOT clearing firms must pledge to us shares of our Class A common stock and Class B common stock and/or CBOT membership interests, as applicable. The total Class A common stock pledged to us by clearing firms was 1.9 million shares at July 30, 2007. As of that date, the number of clearing firms was approximately 113. Five of our directors have affiliations with four of these clearing firms as officers or partners. These clearing firms had pledged to us approximately 73,000 shares of our Class A common stock in the aggregate as of July 30, 2007.

Other Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7, “Conditions of the Tender Offer.”

13. Certain U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of the particular circumstances or to holders subject to special U.S. federal income tax rules (such as dealers or brokers in securities or commodities, financial institutions or insurance companies, tax-exempt organizations, partnerships or other pass through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, integrated transaction, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options, the vesting of restricted shares or shares held by the trustee of the Savings and Retirement Plans). This discussion does not consider the effect of any alternative minimum taxes or any state, local or foreign tax laws or any U.S. tax considerations (e.g. estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or a partnership created or organized in or under the laws of the United States or any State thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “non-U.S. Holder” means a beneficial owner of shares that is not a Holder.

Although there is no authority directly on point, we believe that the former CBOT Holdings stockholders who received our common stock in the merger and tender such stock for cash in the tender offer should be viewed as exchanging in the merger CBOT Holdings Class A common stock for (1) cash received in the tender offer and (2) any CME Group Class A common stock received in the merger that is not surrendered in the tender offer. Therefore, Holders who are former CBOT Holdings stockholders that tender shares of our stock received in the merger should see the discussion under the heading “Former CBOT Holdings Stockholders Who Participate in the Tender Offer” for a summary of the material U.S. federal income tax consequences to them. It is possible, however, that the IRS could assert that any such cash received in the tender offer should not be treated as merger consideration. If this were the proper treatment, former CBOT Holdings stockholders who tender their CME Group Class A common stock that they received in the merger will be subject to tax on the tender as described under the heading “Exchange of Shares Pursuant to the Tender Offer.”

Holders who are not former CBOT Holdings stockholders that tender shares of our stock should see the discussion under the heading “Exchange of Shares Pursuant to the Tender Offer” for a summary of the material U.S. federal income tax consequences to them.

Non-Participation in the Tender Offer.

Holders of shares who do not participate in the tender offer will not incur any U.S. tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer.

An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of such Holder’s entire equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such Holder or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. In applying the Section 302 tests, a Holder must take into account both our stock owned directly by the Holder and our stock that such Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares actually and constructively owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our board of directors or senior management should be treated as “not essentially equivalent to a dividend”. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period and other requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends without reduction for the tax basis of the shares exchanged. Non-corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an “extraordinary dividend.”

To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Former CBOT Holdings Stockholders Who Participate in the Tender Offer.

Although there is no authority directly on point, we believe that the former CBOT Holdings stockholders who received our common stock in the merger and tender such stock for cash in the tender offer should be viewed as exchanging in the merger CBOT Holdings Class A common stock for (1) cash received in the tender offer and (2) any CME Group Class A common stock received in the merger that is not surrendered in the tender offer.

Former CBOT Holdings Stockholders Who Exchange All of Their Shares Received in the Merger for Cash Pursuant to the Tender Offer.

Former CBOT Holdings stockholders that are Holders and who exchange all of their CME Group Class A common stock received in the merger for cash pursuant to the tender offer will recognize capital gain or loss equal to the difference between the amount of cash received and such Holder’s tax basis in the stock tendered. Any capital gain or loss generally will be long-term capital gain or loss if such Holder held the shares of CBOT Holdings Class A common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations; therefore, Holders recognizing a capital loss should consult their tax advisor for the deductibility of such capital loss for U.S. federal, state, and local income tax purposes.

In some cases, such as if the Holder actually or constructively owns our stock immediately after the merger and tender offer, such cash received in the merger and tender offer could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each Holder. Consequently, each Holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such Holder.

Former CBOT Holdings Stockholders Who Exchange Some, But Not All, of Their Shares Received in the Merger for Cash Pursuant to the Tender Offer.

Former CBOT Holdings stockholders that are Holders and who exchange some, but not all, of their CME Group Class A common stock received in the merger for cash pursuant to the tender offer will be treated as exchanging in the merger shares of CBOT Holdings Class A common stock for (1) cash received in the tender offer and (2) CME Group Class A common stock received in the merger that is not exchanged in the tender offer. Any such Holder will recognize gain (but not loss) on the exchange equal to the lesser of (i) the excess, if any, of the amount of cash received in the tender offer plus the fair market value of CME Group Class A common stock received in the merger and not exchanged in the tender offer, over such Holder’s tax basis in the shares of CBOT Holdings Class A common stock surrendered by the U.S. holder in the merger, or (ii) the amount of cash received in the tender offer.

For a Holder who acquired different blocks of CBOT Holdings Class A common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a Holder has differing bases or holding periods in respect of shares of CBOT Holdings Class A common stock, the Holder should consult his, her, or its tax advisor with regard to identifying the bases or holding periods of the particular shares of CME Group Class A common stock received in the merger. Any capital gain generally will be long-term capital gain if the Holder held the shares of CBOT Holdings Class A common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Capital gains on stock held for one year or less may be taxed at regular rates of up to 35% for individuals.

In some cases, such as if the Holder actually or constructively owns our stock immediately after the merger and tender offer, such gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each Holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such Holder.

Former holders of CBOT Holdings Class A common stock should consult their own tax advisors as to the U.S. federal, state, local and foreign tax consequences of the merger and the tender offer in their particular circumstances.

Treatment of Non-U.S. Holders Who Exchange Shares Pursuant to the Tender Offer.

For a non-U.S. Holder who participates in the tender offer, its tax consequences, including the computation of capital gain or loss, will generally be determined in the same manner as that of a Holder, except as otherwise described below.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the tender offer unless (i) such gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (or, if certain income tax treaties apply, is attributable to a permanent establishment), (ii) CME Group is a U.S. real property holding corporation (as defined below) at any time within the shorter of the five-year period ending on the date on which the proposed transaction is consummated or such non-U.S. Holder’s holding period, (iii) the non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met, or (iv) cash paid to a non-U.S. Holder in the tender offer for some or all of such non-U.S. Holder’s shares has the effect of a distribution of a dividend for U.S. federal income tax purposes. In the case of (i)-(iii), a non-U.S. holder will be subject to U.S. federal income tax on such gain in the same manner as a Holder. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected income.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. CME Group does not believe that it is or has been a U.S. real property holding corporation within the last five years and does not expect to become a U.S. real property holding corporation prior to the date of closing of the merger.

If a non-U.S. Holder in the tender offer is treated as receiving a cash payment in exchange for all or some of its shares that has the effect of a distribution of a dividend for U.S. federal income tax purposes, then such cash payment may be subject to 30% withholding unless (i) such non-U.S. Holder is eligible for a reduced tax treaty rate with respect to dividend income or (ii) amounts paid to the non-U.S. Holder in the tender offer is effectively connected with a U.S. trade or business, in which case no such withholding will be required and such amounts will be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In general, a non-U.S. Holder must furnish an IRS Form W- 8BEN or IRS Form W-8ECI in order to prove its eligibility for any of the foregoing exemptions or reduced rates.

The rules relating to non-U.S. Holders are complex and dependent on the specific factual circumstances particular to each non-U.S. Holder. Consequently, each non-U.S. Holder should consult its tax advisor as to the U.S. federal income tax consequences relevant to such non-U.S. Holder.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we (a) increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the tender offer or (c) increase the number of shares being sought in the tender offer by more than 2% of the outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses.

We have retained Lehman Brothers to act as the Lead Dealer Manager and William Blair to act as the Co-Dealer Manager in connection with the tender offer and to provide financial advisory services in connection with the tender offer. The Lead Dealer Manager and the Co-Dealer Manager will each receive customary fees for their services. We have also agreed to reimburse the Lead Dealer Manager and the Co-Dealer Manager for reasonable out-of-pocket expenses incurred by them in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Lead Dealer Manager and the Co-Dealer Manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Lehman Brothers and William Blair and their respective affiliates have rendered various investment banking and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Lehman Brothers and William Blair and their respective affiliates may hold positions, for their own accounts or for those of their customers, in our securities. Lehman Brothers is acting as a dealer for our Commercial Paper Facility, which we intend to use in funding the tender offer, and will receive customary fees in connection therewith. An affiliate of Lehman Brothers is serving as the sole administrative agent under the Bridge Credit Facility, which we intend to use to backstop the Commercial Paper Facility, and will receive customary fees in connection therewith. In addition, Lehman Brothers and William Blair acted as financial advisors in connection with the merger with CBOT Holdings and received customary fees for their services.

We have retained D.F. King to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Lead Dealer Manager, the Co-Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Lead Dealer Manager, the Co-Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 of the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Lead Dealer Manager or the Co-Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

August 1, 2007

Annex A

Based on the information available to CME Group as of July 31, 2007, the following table sets forth transactions in shares of CME Group Class A common stock by CME Group executive officers and directors during the past 60 days. On June 15, 2007, the Company made its annual grant of equity awards to its executive officers as compensation for their service to the Company. As described below, the grants consisted of restricted stock and/or stock options. The awards are subject to vesting restrictions over a five-year period.

Name	Date	Number of Shares	Transaction
Kathleen M. Cronin	6/14/07	36	Surrender of shares to CME Group to fulfill tax withholding obligations upon the vesting of restricted stock on June 14, 2007, at a price of $547.49 per share.
	6/15/07	1,180	Annual grant of stock options.
	6/15/07	175	Annual grant of restricted stock.
	6/15/07	35	Surrender of shares to CME Group to fulfill tax withholding obligations upon the vesting of restricted stock on June 15, 2007, at a price of $552.70 per share.
	6/15/07	600	Acquisition of shares from CME Group in connection with exercise of options at an exercise price of $63.01 per share.
	6/15/07	600	Disposition of shares at a price of $551.50 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.

John P. Davidson III	6/15/07	2,300	Annual grant of stock options.
	6/15/07	345	Annual grant of restricted stock.

James A. Donaldson	7/26/07	297	Sale of shares at a price of $542.00 per share.

Craig S. Donohue	6/15/07	5,475	Annual grant of stock options.
	6/15/07	430	Annual grant of restricted stock.

Terrence A. Duffy	6/15/07	5,510	Annual grant of stock options.
	6/15/07	820	Annual grant of restricted stock.

Nancy W. Goble	6/15/07	850	Annual grant of stock options.

Phupinder Gill	6/15/07	1,990	Annual grant of stock options.
	6/15/07	295	Annual grant of restricted stock.
	7/16/07	1,200	Acquisition of shares from CME Group in connection with exercise of options at an exercise price of $22.00 per share.
	7/16/07	1,200	Disposition of shares at a price of $591.56 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.

Gary M. Katler	7/26/07	160	Sale of shares at a price of $543.26 per share.

Eileen Beth Keeve	6/15/07	775	Annual grant of stock options.
	6/15/07	115	Annual grant of restricted stock.

James R. Krause	6/15/07	1055	Annual grant of stock options.
	6/15/07	155	Annual grant of restricted stock.
	7/2/07	3,500	Acquisition of shares from CME Group in connection with exercise of options: 1,780 shares at an exercise price of $63.01 per share, 1,060 shares at an exercise price of $127.00 per share and 660 shares at an exercise price of $251.95 per share.
	7/2/07	3,500	Disposition of shares at a price of $534.05 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.

A-1

Name	Date	Number of Shares	Transaction

C.C. Odom II	7/30/07	297	Sale of shares at a price of $566.72 per share.

James E. Oliff	7/27/07	800	Sale of shares at a price of $565 per share.

James E. Parisi	6/15/07	1,480	Annual grant of stock options.
	6/15/07	220	Annual grant of restricted stock.
	7/6/07	300	Acquisition of shares from CME Group in connection with exercise of options at an exercise price of $63.01 per share.
	7/6/07	300	Disposition of shares at a price of $570.00 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.
	7/9/07	300	Acquisition of shares from CME Group in connection with exercise of options at an exercise price of $63.01 per share.
	7/9/07	300	Disposition of shares at a price of $580.03 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.

Richard H. Redding	6/15/07	1,480	Annual grant of stock options.
	6/15/07	220	Annual grant of restricted stock.
	6/15/07	1,250	Acquisition of shares from CME Group in connection with exercise of options at an exercise price of $63.01 per share.
	6/15/07	1,250	Disposition of shares at a price of $551.27 per share pursuant to the terms of a pre-arranged trading plan established in accordance with Rule 10b5-1 under the Exchange Act.
Kimberly S. Taylor	6/14/07	64	Surrender of shares to CME Group to fulfill tax withholding obligations upon the vesting of restricted stock on June 14, 2007, at a price of $547.49 per share.
	6/15/07	50	Surrender of shares to CME Group to fulfill tax withholding obligations upon the vesting of restricted stock on June 15, 2007, at a price of $552.70 per share.
	6/15/07	1,480	Annual grant of stock options.
	6/15/07	220	Annual grant of restricted stock.

A-2

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail: Computershare C/O Voluntary Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	By Registered, Certified or Express Mail or Overnight Courier: Computershare C/O Voluntary Corporate Actions 161 Bay State Drive Braintree, MA 02184

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders call toll-free: (800) 697-6975

Banks and Brokers call collect: (212) 269-5550

The Lead Dealer Manager for the Tender Offer is:

LEHMAN BROTHERS INC.

Corporate Services

745 Seventh Avenue

New York, NY 10019

Toll-free: 888-610-5877

Call Collect: 212-526-7850

The Co-Dealer Manager for the Tender Offer is:

WILLIAM BLAIR & COMPANY, L.L.C.

222 West Adams Street Chicago, Illinois 60606

Toll Free: 800-796-9141